Exhibit 99.2

Notice of Grant of Stock Options and Option Agreement	Aldila Inc.
ID: 13-3645590
14145 Danielson, Suite B
Poway, CA 92064

Option Number:
Plan:
ID:

Effective               you have been granted a Stock Option to buy             shares of Aldila Inc. (the Company) stock at $         per share.

The total option price of the shares granted is $

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Aldila Inc.	Date

Date

DIRECTORS

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of the        day of               , 200     (the “Grant Date”), between Aldila, Inc., a Delaware corporation (the “Company”), and                                          (the “Optionee”).

WHEREAS, the Company has adopted the Aldila, Inc. 2009 Outside Director Equity Plan (the “Plan”) in order to provide additional incentives to certain Outside Directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant the Option to the Optionee as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Grant of Option.

1.1                                 The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of the number of whole Shares shown on the cover page attached to this Agreement (subject to adjustment as provided in the Plan), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.

1.2                                 The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

1.3                                 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan and the cover page attached hereto (the provisions of both of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.                                       Purchase Price.

The price per share at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be as shown on the cover page attached to this Agreement.

3.                                       Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of seven (7) years from the Grant Date (the “Exercise Term”); provided, however, that the Option may be earlier terminated upon the occurrence of any of the events specified in the Plan as resulting in such termination.

4.                                       Exercisability of Option.

Unless otherwise provided in this Agreement or the Plan, the Option shall entitle the Optionee to purchase, in whole at any time or in part from time to time, those Shares of the Option which are vested, as shown on the schedule appearing on the cover page of this Agreement, unless previously exercised or terminated, during the remaining period of the Exercise Term.

5.                                       Manner of Exercise and Payment.

This Option may be exercised in whole or in part only as provided in the Plan.

6.                                       Effect of Change in Control.

A Change of Control shall have the effect specified in the Plan.

7.                                       Non-transferability.

The Option shall be transferable only as permitted in Section 13 of the Plan.

8.                                       Withholding of Taxes.

The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the Option.  If the Optionee is entitled to receive Shares upon exercise of the Option, the Optionee shall pay the Withholding Taxes to the Company in cash prior to the issuance of such Shares.  In satisfaction of the Withholding Taxes, the Optionee may make a written election (the “Tax Election”), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares issuable to him or her upon exercise of the Option, having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes, provided that if the Optionee may be subject to liability under Section 16(b) of the Exchange Act either (i) (A) the Tax Election is made at least six (6) months prior to the date the Option is exercised and (B) the Tax Election is irrevocable with respect to the exercise of all Options which are exercised prior to the expiration of six (6) months following a revocation of the Tax Election or (ii) (A) the Optionee makes the Tax Election at least six (6) months after the Grant Date, (B) the Option is exercised during any period during which the Company has generally prohibited its officers, employees and agents from trading in the Company’s securities. (a “Window Period”) and (C) the Tax Election is made during the Window Period in which the Option is exercised or prior to such Window Period and subsequent to the immediately preceding Window Period.

9.                                       Optionee Bound by the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

10.                                 Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only as permitted by the Plan.

11.                                 Severability.

Should any provision of this Agreement by held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.                                 Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

13.                                 Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

14.                                 Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee in good faith.  Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

ALDILA, INC.

By:

Title:

Attest:

Secretary

Optionee:

Name:

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